Exhibit 21.1

SUBSIDIARIES

Arbinet Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

Bell Fax, Inc., a New Jersey corporation and a wholly-owned subsidiary of the Company.

ANIP, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company.

Arbinet-thexchange LTD, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of the Company.

Arbinet Services, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

Arbinet Israel Ltd., a corporation formed pursuant to the laws of Israel and a wholly-owned subsidiary of the Company.